Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-254328) of our report dated September 13, 2021, relating to the financial statements of Newcourt Acquisition Corp as of March 11, 2021, and for the period from February 25, 2021 (inception) through March 11, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

September 13, 2021